Dated [●] 2015
PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK” as Borrower and UK SPV CREDIT FINANCE PLC acting as Lender SUPPLEMENTAL LOAN AGREEMENT
[Linklaters]
Ref: L-237036

Linklaters LLP

Table of Contents

Contents Page

1 Definitions and interpretation	1
2 Amendments	1
3 Borrower’s and Lender’s Representations and Warranties	8
4 Consent Fee Payment	8
5 Assignments and Transfers	9
6 Status of the Loan Agreement	9
7 Contracts (Rights of Third Parties) Act 1999	9
8 Law and Arbitration	9
9 Single Agreement	10
10 Counterparts	10
11 Language of Agreement	10
12 NBU Registration and Signing of the Supplemental Trust Deed	11
ANNEX	12

THIS SUPPLEMENTAL LOAN AGREEMENT is dated [●] 2015 and made between:

(1)	PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK”, registered under the laws of Ukraine, whose registered office is at 50 Naberezhna Peremohy, Dnipropetrovsk, Ukraine 49094, as borrower (the “Borrower”); and
(2)	UK SPV CREDIT FINANCE PLC, incorporated under the laws of England and Wales, whose registered office is at Fifth Floor, 6 St. Andrew Street, London EC4A 3AE, United Kingdom as lender (the “Lender”).

Whereas

(A)	At the request of the Borrower, the Lender made available to the Borrower a loan (the “Loan”) in the amount of U.S.$200,000,000 on the terms and subject to the conditions of a loan agreement dated 17 September 2010 (the “Loan Agreement”).
(B)	Pursuant to an extraordinary resolution passed by the beneficial holders of the outstanding U.S.$200,000,000 9.375 per cent. Loan Participation Notes due 2015 issued by, but without recourse to, the Lender the “Noteholders”) on 7 September 2015 (the “Extraordinary Resolution”), the Noteholders sanctioned certain amendments to the Loan Agreement and the holders of the Notes have assented to, approved, authorised, directed and empowered Deutsche Trustee Company Limited, in its capacity as trustee under the Notes (as defined herein) to agree to the modification of and certain amendments to the Loan Agreement, pursuant to this Supplemental Loan Agreement.
(C)	This Supplemental Loan Agreement is supplemental to, and should be read in conjunction with, the Loan Agreement.
1	Definitions and interpretation

Terms defined or construed in the Loan Agreement shall have the same meaning when used in this Supplemental Loan Agreement.

2	Amendments

With effect from the Effective Date as set out in Clause 11 (NBU Registration and Signing of the Supplemental Trust Deed), the Loan Agreement shall be amended as follows:

2.1	Amended Definitions

Clause 1.1 (Definitions) of the Loan Agreement shall be amended as follows:

2.1.1	the definitions of “Agency Agreement”, “Interest Payment Date”, “Interest Rate”, “Notes” and “Repayment Date” shall be deleted and replaced with the following definitions:

““Agency Agreement” means the paying agency agreement relating to the Notes dated 24 September 2010 between the Lender (as issuer of the Notes), the Trustee and the Principal Paying Agent as amended from time to time;

“Interest Payment Date” means 23 March and 23 September in each year in which the Loan remains outstanding, and the Repayment Date (being the last Interest Payment Date);

“Interest Rate” means 10.25 per cent.;

“Notes” means the outstanding U.S.$200,000,000 10.25 per cent. Notes due 2016 (extendable to 2018) issued by the Lender pursuant to the Trust Deed on 24 September 2010 for the sole purpose of financing the Loan;

“Repayment Date” means 15 January 2016 or, if such day is not a Business Day, the next succeeding Business Day, unless the 2016 Notes Restructuring has occurred and notice of occurrence is given by the Lender under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016, in which case it shall mean 23 January 2018 or, if such day is not a Business Day, the next succeeding Business Day;”

2.1.2	the following definitions shall be added:

““2016 Notes” means the U.S.$150,000,000 5.799 per cent. Loan Participation Notes due 2016 with an Interest Rate Step-Up in 2011 issued by, but without recourse to, ICBC Standard Bank Plc for the sole purpose of funding a subordinated loan to the Borrower;

“2016 Notes Restructuring” means the amendments to the terms and conditions of the 2016 Notes as a result of which the maturity of the 2016 Notes and the loan agreement in respect of the 2016 Notes is extended to 9 February 2021 (or any subsequent date). For the avoidance of doubt the 2016 Notes Restructuring may also include any other amendments to the 2016 Notes, provided however, that any future increases to the interest rate payable on the 2016 Notes and the related loan shall not exceed the maximum interest rate established by NBU;

“Amended Drawdown Date” means the Effective Date;

“Amortisation Amount” has the meaning given to it in Clause 6A;

“Amortisation Date” has the meaning given to it in Clause 6A;

“Effective Date” means the date of execution and delivery of a supplemental trust deed between the Lender and the Trustee relating to the Notes, subject to the registration of amendments to this Loan Agreement introduced by a supplemental loan agreement between the Borrower and the Lender dated [●] 2015 (the “Supplemental Loan Agreement”) with the NBU;

“First Interest Payment Date” means 23 September 2015;

“First Interest Period” means the period beginning on and including the Amended Drawdown Date and ending on (but excluding) the First Interest Payment Date;

“Last Interest Period” means if the Repayment Date falls on 15 January 2016 (or, if such day is not a Business Day, the next succeeding Business Day), the period beginning on and including 23 September 2015 and ending on (but excluding) the Repayment Date or, when the Repayment Date falls on 23 January 2018 (or, if such day is not a Business Day, the next succeeding Business Day), the period beginning on and including 23 September 2017 and ending on (but excluding) the Repayment Date;”

2.2	Amended Clauses

The following clauses of the Loan Agreement shall be amended as follows:

2.2.1	Clause 4 (Interest Periods) shall be deleted and replaced with the following:

“4 Interest Periods

The period for which the Loan is outstanding shall be divided into successive semi-annual periods (except for the First Interest Period and the Last Interest Period), each of which (other than the First Interest Period, which shall commence on (and shall include) the Amended Drawdown Date and the Last Interest Period which shall end on (but shall exclude) the Repayment Date) shall start on (and shall include) an Interest Payment Date and shall end on (but shall exclude) the first, or the next following, Interest Payment Date (each, an “Interest Period”).”

2.2.2	Clause 5.1 (Payment of Interest), Clause 5.2 (Calculation of Interest) and Clause 5.3 (Calculation of Additional Interest) shall be deleted and replaced with the following:

“5.1 Payment of Interest

As set out in Clause 17.1 (Payments to the Lender), the Borrower shall, not later than 10.00 a.m. (New York City time) two Business Days prior to each Interest Payment Date (including the First Interest Payment Date), in respect of the relevant Interest Period, pay (a) to the Account accrued and unpaid interest (calculated to but excluding the last day of the relevant Interest Period, which in the case of the First Interest Period shall be the First Interest Payment Date and in the case of the Last Interest Period shall be the Repayment Date) on the outstanding principal amount of the Loan calculated in accordance with Clause 5.2 (Calculation of Interest); and (b) to the Profit Account additional interest calculated in accordance with Clause 5.3 (Calculation of Additional Interest).

5.2 Calculation of Interest

The Borrower will pay interest semi-annually (other than with respect to the First Interest Period and the Last Interest Period) in U.S. dollars to the Account on the outstanding principal amount of the Loan at the rate of 10.25 per cent. per annum (the “Interest Rate”). Interest shall accrue from day to day, starting from (and including) the Amended Drawdown Date to (but excluding) the Repayment Date. The amount of interest payable in respect of the Loan for any Interest Period (other than the First Interest Period and the Last Interest Period) shall be calculated by applying the Interest Rate to the outstanding principal amount of the Loan, dividing the product by two and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). If interest is required to be calculated for any other period (including the First Interest Period and the Last Interest Period), it shall be calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed. If, pursuant to Clause 6A (Amortisation), the outstanding principal amount of the Loan is partially repaid during an Interest Period, the amount of interest payable in respect of the Loan for such Interest Period will be adjusted to reflect such repayment so that the relevant amount of interest is determined by reference to (i) the outstanding principal amount of the Loan before such partial repayment and (ii) the outstanding principal amount of the Loan following such partial repayment and as if such Interest Period were comprised of two or (as applicable) more consecutive interest periods, with interest calculations based on the number of days before and after the outstanding principal amount of the Loan was partially repaid.

5.3 Calculation of Additional Interest

The Borrower will pay additional interest semi-annually (other than with respect to the First Interest Period and the Last Interest Period) in U.S. dollars to the Profit Account on the outstanding principal amount of the Loan at the rate per annum of 0.0048 per cent. Additional interest shall accrue from day to day, starting from (and including) the Amended Drawdown Date to (but excluding) the Repayment Date. The amount of additional interest payable in respect of the Loan for any Interest Period (other than the First Interest Period and the Last Interest Period) shall be calculated by applying 0.0048 per cent. to the outstanding principal amount of the Loan, dividing the product by two and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). If additional interest is required to be calculated for any other period, (including the First Interest Period and the Last Interest Period) it shall be calculated on the basis of a year of 360 days consisting of 12 months of 30 days each and, in the case of an incomplete month, the actual number of days elapsed. If, pursuant to Clause 6A (Amortisation), the outstanding principal amount of the Loan is partially repaid during an Interest Period, the amount of additional interest payable in respect of the Loan for such Interest Period will be adjusted to reflect such repayment so that the relevant amount of additional interest is determined by reference to (i) the outstanding principal amount of the Loan before such partial repayment and (ii) the outstanding principal amount of the Loan following such partial repayment and as if such Interest Period were comprised of two or (as applicable) more consecutive interest periods, with additional interest calculations based on the number of days before and after the outstanding principal amount of the Loan was partially repaid.”

2.2.3	Clause 5.5 (Payment of Accrued Interest) shall be inserted directly after Clause 5.4 (Assumption when Calculating Interest):

“5.5 Payment of Accrued Interest

As set out in Clause 17.1 (Payments to the Lender), the Borrower shall pay to the Lender, not later than 10.00 a.m. (New York City time) two Business Days prior to the First Interest Payment Date all accrued and unpaid interest on the outstanding principal amount of the Loan in accordance with Clause 5.2 (Calculation of Interest) at the rate of 9.375 per cent. per annum as well as all accrued and unpaid additional interest on the outstanding principal amount of the Loan in accordance with Clause 5.3 (Calculation of Additional Interest) at the rate of 0.0048 per cent. per annum, in each case from and including the last date on which a payment of interest was made (being 23 March 2015) up to (but excluding) the Effective Date.”

2.2.4	Clause 6.1 (Repayment) shall be deleted and replaced with the following:

“6.1 Repayment

In the event that (a) the 2016 Notes Restructuring has not occurred or (b) the 2016 Notes Restructuring has occurred, but no notice to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 of the occurrence of one of the events set out in (i) or (ii) of Clause 6.1A (2016 Notes Restructuring Event) has been given by the Lender in accordance with the Trust Deed, in each case on or before 5 January 2016, as set out in Clause 17.1 (Payments to the Lender), the Borrower shall, not later than 10.00 a.m. (New York City time) two Business Days prior to the Repayment Date, the Repayment Date shall in this case, for the avoidance of doubt, be 15 January 2016 (or, if such day is not a Business Day, the next succeeding Business Day), repay in full the outstanding principal amount of the Loan and, to the extent not already paid in accordance with Clause 5.1 (Payment of Interest) pay all interest accrued in respect of the last Interest Period (calculated to the Repayment Date) to the Account. In the event that the 2016 Notes Restructuring has occurred, and notice thereof has been given by the Lender in accordance with the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016, as set out in Clause 17.1 (Payments to the Lender), the Borrower shall, not later than 10.00 a.m. (New York City time) two Business Days prior to the Repayment Date which in this case shall, for the avoidance of doubt, be 23 January 2018 (or, if such day is not a Business Day, the next succeeding Business Day), repay in full the outstanding principal amount of the Loan and, to the extent not already paid in accordance with Clause 5.1 (Payment of Interest) pay all interest accrued in respect of the last Interest Period (calculated to the Repayment Date) to the Account.”

2.2.5	Clause 6.1A (2016 Notes Restructuring Notification) shall be inserted directly after Clause 6.1 (Repayment):

“The Borrower shall notify the Lender (with a copy to the Trustee and the Principal Paying Agent) (i) immediately upon its determination that the 2016 Notes Restructuring has occurred on or before 4 January 2016 (in the form as set out in Schedule 4 of the Loan Agreement); or (ii) on 4 January 2016 that the 2016 Notes Restructuring has not occurred, as the case may be. A certificate addressed to the Lender (with a copy to the Trustee and the Principal Paying Agent) signed on behalf of the Borrower by two officers of the Borrower (at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of the Borrower) confirming the occurrence of one of the events in (i) or (ii) above, shall in the absence of manifest error, be conclusive evidence of the occurrence of such events.”

2.2.6	Clause 6A (Amortisation) shall be inserted immediately after Clause 6 (Repayment and Prepayment):

“6A Amortisation

In the event that the 2016 Notes Restructuring has occurred, and notice thereof has been given by the Lender under the Trust Deed to the Trustee and the Principal Paying Agent and to the Noteholders in accordance with Condition 15 on or before 5 January 2016 and unless previously repaid or prepaid, the Borrower shall repay the Loan as set out in Clause 17.1 (Payments to the Lender) in six instalments not later than 10.00 a.m. (New York City time) two Business Days prior to each amortisation date specified in column A below (each an “Amortisation Date”) at the related amortisation amount specified in column B below and calculated as at the relevant Amortisation Date (each an “Amortisation Amount”). The outstanding principal amount of the Loan shall be reduced by the Amortisation Amount for all purposes with effect from the relevant Amortisation Date such that the outstanding aggregate principal amount of the Loan following such reduction shall be as specified in column C below, unless the payment of the relevant Amortisation Amount is improperly withheld or refused. In such a case, the relevant principal amount will remain outstanding until the day on which all sums due in respect of the Loan up to that day are received by or on behalf of the Lender. The Loan shall be finally repaid on the Repayment Date falling on 23 January 2018 (or, if such day is not a Business Day, the next succeeding Business Day), at its final Amortisation Amount (together with any outstanding interest or additional amounts).

Amortisation Date (A)	Amortisation Amount (B)	Outstanding Aggregate Amount of the Notes (C)
23 August 2016	20 per cent. of the outstanding principal amount of the Loan	80 per cent. of the outstanding principal amount of the Loan
23 February 2017	20 per cent. of the outstanding principal amount of the Loan	60 per cent. of the outstanding principal amount of the Loan
23 May 2017	15 per cent. of the outstanding principal amount of the Loan	45 per cent. of the outstanding principal amount of the Loan
23 August 2017	15 per cent. of the outstanding principal amount of the Loan	30 per cent. of the outstanding principal amount of the Loan
23 November 2017	15 per cent. of the outstanding principal amount of the Loan	15 per cent. of the outstanding principal amount of the Loan
23 January 2018	15 per cent. of the outstanding principal amount of the Loan	U.S.$0

In this Agreement references to “principal” shall, unless the context requires otherwise, be deemed to include any Amortisation Amount.”

2.2.7	Clause 23 (Law, Jurisdiction and Arbitration) shall be deleted and replaced with the following:

“23. Law and Arbitration

23.1 Governing Law

This Loan Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

23.2 Arbitration

The parties irrevocably agree that any dispute arising out of or in connection with this Loan Agreement, including a dispute as to the validity, existence or termination of this Loan Agreement or the consequences of its nullity and/or this Clause 23.2 (a “Dispute”), shall be resolved by arbitration in London, England, conducted in the English language by three arbitrators, in accordance with the rules of the London Court of International Arbitration (the “LCIA”) (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Clause, save that Article 6 shall not apply and Article 5.6 of the LCIA Rules shall be amended as follows: “unless the parties agree otherwise, the third arbitrator, who shall act as chairman of the tribunal, shall be nominated by the two arbitrators nominated by or on behalf of the parties. If he is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, he shall be chosen by the LCIA”. The parties agree to exclude the jurisdiction of the English courts under section 45 of the Arbitration Act 1996.

23.3 Service of Process

The Borrower agrees that the service of process relating to any Dispute in England and Wales may be by delivery to Law Debenture Corporate Services Limited at its registered office for the time being, currently at Fifth Floor, 100 Wood Street, London EC2V 7EX. If such person is not or ceases to be effectively appointed to accept service of process, the Borrower shall immediately appoint a further person in the United Kingdom to accept service of process on its behalf and, failing such appointment within 15 days, the Lender (and, following the execution of the Loan Administration Assignment, the Trustee) shall be entitled to appoint such a person by written notice to the Borrower. Nothing in this Clause shall affect the right of the Lender (and, following the execution of the Loan Administration Assignment, the Trustee) to serve process in any other manner permitted by law.”

2.2.8	Clause 25.2 (Maximum Interest Rate) shall be deleted and replaced with the following:

“25.2 Maximum Interest Rate

25.2.1	Notwithstanding any other provisions hereof to the contrary (but subject to Clause 25.2.2 below), if and to the extent required by the mandatory provisions of the regulations of the NBU governing the registration of loan agreements between Ukrainian borrowers and foreign lenders (and only until such requirement is in effect), the aggregate amount of all payments payable by the Borrower under this Agreement for the use of the Loan (i.e., all payments made by the Borrower pursuant to this Agreement other than repayments of the principal amount of the Loan, including, but not limited to, interest payments, fees and indemnity payments) shall not exceed the amount calculated by reference to the maximum interest rate established by the NBU for foreign currency loans from non-residents and effective at the date of registration of this Agreement or (if and to the extent required by the applicable regulations of the NBU) amendments to this Agreement with the NBU. For the avoidance of doubt, any application of this requirement shall not limit the rights of the Lender (and/or the Trustee, as applicable) under Clause 14.1 (Failure to Pay) or Clause 14.11 (Acceleration) of this Agreement.
25.2.2	Notwithstanding the provisions of Clause 25.2.1 above, the amount of fees payable by the Borrower to the Lender in connection with the amendments introduced by the Supplemental Loan Agreement shall (in the amount not exceeding 2.0 per cent. of the principal amount of the Loan outstanding as at the date of payment of such fees) be excluded from the calculation of the payments payable by the Borrower under this Agreement for the use of the Loan for the purposes of Clause 25.2.1 above.”
2.2.9	The form of the certificate from the Borrower to the Lender, with a copy to the Trustee and the Principal Paying Agent, referred to in Clause 6.1A (2016 Notes Restructuring Notficiation) of the Loan Agreement as amended pursuant to this Supplemental Loan Agreement which appears as the Annex hereto, shall be added as a new Schedule 4 to the Loan Agreement.
3	Borrower’s and Lender’s Representations and Warranties
3.1	Borrower’s Representations and Warranties

The Borrower repeats the representations and warranties set out in Clause 10.1 (Status) to Clause 10.14 (Compliance with Laws) in the Loan Agreement (as amended by the provisions of this Supplemental Loan Agreement) other than the representations set out in Clauses 10.12 (No Material Adverse Change) and 10.13 (No Undisclosed Material Assets or Liabilities) as of the date hereof, the Effective Date and each date falling in-between, with reference to the Loan Agreement as modified and supplemented by this Supplemental Loan Agreement and with reference to the facts and circumstances existing at the relevant date and acknowledges that the Lender has entered into this Supplemental Loan Agreement in reliance on those representations and warranties.

3.2	Lender’s Representations and Warranties

The Lender repeats representations and warranties set out in Clause 7.6 (Tax Position of the Lender) (as amended by the provisions of this Supplemental Loan Agreement) and Clause 11 (Representations and Warranties of the Lender) of the Loan Agreement as of the date hereof, the Effective Date and each date falling in-between with reference to the facts and circumstances existing at the relevant date and with reference to the Loan Agreement as modified and supplemented by this Supplemental Loan Agreement.

4	Consent Fee Payment

In consideration of the Lender agreeing to (i) make amendments to the Loan and subsequent amendments to the Notes and (ii) continue to act as lender in respect of the Loan, the Borrower hereby agrees that it shall pay to the Lender, in Same-Day Funds by 4.30 p.m. (London time) one day before the Settlement Date subject to the registration of amendments to the Loan Agreement introduced by this Supplemental Loan Agreement with the NBU a consent solicitation fee in the amount of U.S.$20,00 for each U.S.$1,000 in principal amount of the Qualifying Notes to the following account of the Lender [●].

“Clearing System” means the clearing and settlement systems operated by Euroclear Bank SA/NV and Clearstream Banking, société anonyme, respectively.

“Expiration Date” means 2 September 2015.

“Notice of Meeting” means the notice to the Noteholders dated 21 August 2015 convening the meeting of the holders of the Notes.

“Qualifying Noteholder” means a Noteholder who validly votes via a valid electronic voting instruction transmitted (and not validly revoked) to, and which is received by, the Lucid Issuer Services Limited in its capacity as the tabulation agent (the “Tabulation Agent”) on or before the Expiration Date in favour of the Extraordinary Resolution set out in the Notice of Meeting.

“Qualifying Notes” means the aggregate principal amount of Notes of a Qualifying Noteholder in respect of which such Qualifying Noteholder has validly via a valid electronic voting instruction transmitted to the Tabulation Agent via the relevant Clearing System on or before the Expiration Date and not subsequently unblocked, voted in favour of the Extraordinary Resolution set out in the Notice of Meeting.

“Settlement Date” means on or around 16 September 2015 (or such later date as may be agreed between the Lender and the Borrower, which shall be no later than 15 days after a resolution of the holders of the Notes has been validly passed in relation to certain amendments to the terms of the Notes as set out in a notice of meeting to such holders dated 21 August 2015), subject to the registration of amendments to the Loan Agreement introduced by this Supplemental Loan Agreement with the NBU.

5	Assignments and Transfers
5.1	Binding Agreement

This Supplemental Loan Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and assigns.

5.2	Provisions of the Loan Agreement Apply

The provisions of Clause 19.2 (No Assignments and Transfers by the Borrower) and 19.3 (Assignments by the Lender) of the Loan Agreement shall apply to this Supplemental Loan Agreement as if the same were repeated in full mutatis mutandis.

6	Status of the Loan Agreement

Save for the amendments to the Loan Agreement effected by this Supplemental Loan Agreement, all terms and conditions of the Loan Agreement shall remain in full force and effect and the Loan Agreement with effect from the Effective Date shall be read and construed as one document with this Supplemental Loan Agreement.

7	Contracts (Rights of Third Parties) Act 1999

Other than the Trustee who shall have such rights under the Contracts (Rights of Third Parties) Act 1999, a person who is not a party to this Supplemental Loan Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Supplemental Loan Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

8	Law and Arbitration
8.1	Governing Law

This Supplemental Loan Agreement and any non-contractual obligations arising out of or in connection with it are governed by, and shall be construed in accordance with, English law.

8.2	Arbitration

The parties irrevocably agree that any dispute arising out of or connected with this Supplemental Loan Agreement, including a dispute as to the validity, existence or termination of this Supplemental Loan Agreement or the consequences of its nullity and/or this Clause 8.2 (a “Dispute”), shall be resolved by arbitration in London, England, conducted in the English language by three arbitrators, in accordance with the rules of the London Court of International Arbitration (the “LCIA”) (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Clause, save that Article 6 shall not apply and Article 5.6 of the LCIA Rules shall be amended as follows: “unless the parties agree otherwise, the third arbitrator, who shall act as chairman of the tribunal, shall be nominated by the two arbitrators nominated by or on behalf of the parties. If he is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, he shall be chosen by the LCIA”. The parties agree to exclude the jurisdiction of the English courts under section 45 of the Arbitration Act 1996.

8.3	Service of Process

The Borrower agrees that the service of process relating to any Dispute in England and Wales may be by delivery to Law Debenture Corporate Services Limited at its registered office for the time being, currently at Fifth Floor, 100 Wood Street, London EC2V 7EX. If such person is not or ceases to be effectively appointed to accept service of process, the Borrower shall immediately appoint a further person in the United Kingdom to accept service of process on its behalf and, failing such appointment within 15 days, the Lender (and, following the execution of the Loan Administration Assignment, the Trustee) shall be entitled to appoint such a person by written notice to the Borrower. Nothing in this Clause shall affect the right of the Lender (and, following the execution of the Loan Administration Assignment, the Trustee) to serve process in any other manner permitted by law.

9	Single Agreement

This Supplemental Loan Agreement shall be read as one with the Loan Agreement so that all references in the Loan Agreement to “this Agreement” are deemed to refer also to this Supplemental Loan Agreement, provided always that in the event of any inconsistency between the Loan Agreement and this Supplemental Loan Agreement, the provisions of this Supplemental Loan Agreement shall override inconsistent provisions of the Loan Agreement.

10	Counterparts

This Supplemental Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Supplemental Loan Agreement by executing any such counterpart.

11	Language of Agreement

This Supplemental Loan Agreement has been executed in both the English language and the Ukrainian language. In the event of any discrepancies between the English and Ukrainian versions of this Supplemental Loan Agreement, or any dispute regarding the interpretation of any provision in the English or Ukrainian versions of this Supplemental Loan Agreement, the English version of this Supplemental Loan Agreement shall prevail and any question of interpretation shall be addressed solely in the English language.

12	NBU Registration and Signing of the Supplemental Trust Deed

The amendments to the Loan Agreement effected by this Supplemental Loan Agreement shall become effective following (and not earlier than) their registration with the NBU (which shall be evidenced by a registration notice with a registration notation of the NBU) on the date of execution and delivery of the Supplemental Trust Deed between the Lender and the Trustee relating to the Notes (the “Effective Date”).

ANNEX

SCHEDULE 4

Form of [Borrower 2016 Notes Restructuring Certificate]/[Borrower 2016 Notes No Restructuring Certificate]

[Letterhead of the Borrower]

To: UK SPV Credit Finance plc

For the attention of: the Directors

Pellipar House

First Floor

9 Cloak Lane

London EC4R 2RU

United Kingdom

Copy to: Deutsche Trustee Company Limited as the “Trustee”

For the attention of: Trust & Securities Services

Fax: +44 20 7547 6149

Winchester House,

1 Great Winchester Street,

London EC2N 2DB

United Kingdom

Copy to: Deutsche Bank AG, London Branch as the “Principal Paying Agent”

For the attention of: Trust & Securities Services

Fax: +44 20 7547 6149

Winchester House,

1 Great Winchester Street,

London EC2N 2DB

United Kingdom

[Date]

Dear Sirs

Re: U.S.$200,000,000 Loan Agreement, dated 17 September 2010, as amended from time to time (the “Loan Agreement”) between UK SPV Credit Finance plc (the “Lender”) and Public Joint Stock-Company Commercial Bank “PrivatBank” (the Borrower”)

Defined terms used herein shall have the same meanings as set out in the Loan Agreement entered into by the Lender and the Borrower, dated 17 September 2010, as amended from time to time (the “Loan Agreement”).

[The Borrower hereby notifies and certifies to the Lender in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement that the 2016 Notes Restructuring Event has occurred. As a result of the giving of this certificate, the Repayment Date of the Loan shall be 23 January 2018 (or, if such day is not a Business Day, the next succeeding Business Day).]

Or

[The Borrower hereby notifies and certifies to the Lender in accordance with Clause 6.1A (2016 Notes Restructuring Notification) of the Loan Agreement that the 2016 Notes Restructuring Event has not occurred.]

The Borrower hereby accepts and agrees that the Lender, the Trustee and the Principal Paying Agent shall accept and rely on this certificate without further enquiry as sufficient evidence of such matters and that such certificate is final, conclusive and binding on the Lender, the Trustee (without responsibility or liability to any person), the Principal Paying Agent and the Noteholders.

Yours faithfully,

for and on behalf of

Public Joint-Stock Company Commercial Bank “PrivatBank”

By:

By:

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

UK SPV CREDIT FINANCE PLC

By:

PUBLIC JOINT-STOCK COMPANY COMMERCIAL BANK “PRIVATBANK”

By: